Exhibit 99.1

ZHEJIANG HITRANS LITHIUM BATTERY TECHNOLOGY CO., LTD AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Zhejiang Hitrans Lithium Battery Technology Co., Ltd

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Zhejiang Hitrans Lithium Battery Technology Co., Ltd and subsidiary (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a working capital deficiency and an accumulated deficit as of December 31, 2020. All these factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1 to the consolidated financial statements. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Going concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a working capital deficiency and an accumulated deficit as of December 31, 2020. The Company has contractual obligations such as commitments for purchases of equipment, building constructions cost and capital injection to subsidiary (collectively “obligations”). Currently management’s forecasts and related assumptions illustrate their ability to meet the obligations through management of expenditures and, if necessary, obtaining additional debt financing and loans from existing directors and shareholders for additional funding to meet its operating needs. Should there be constraints on the ability to access such financing, the Company can manage cash outflows to meet the obligations through reductions in capital expenditures and other operating expenditures.

We identified management’s assessment of the Company’s ability to continue as a going concern as a critical audit matter. Management made judgments to conclude that it is probable that the Company’s plans will be effectively implemented and will provide the necessary cash flows to fund the Company’s obligations as they become due. Specifically, the judgments with the highest degree of impact and subjectivity in determining it is probable that the Company’s plans will be effectively implemented included the revenue growth and gross margin assumptions underlying its forecast operating cash flows, its ability to reduce capital expenditures and other operating expenditures, its ability to access funding from the capital market and its ability to obtaining loans from existing directors and shareholders. Auditing the judgments made by management required a high degree of auditor judgment and an increased extent of audit effort.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included the following, among others: (i) testing key assumptions underlying management’s forecast operating cash flows, including revenue growth and gross margin assumptions; (ii) evaluating the probability that the Company will be able to reduce capital expenditures and other operating expenditures if required and (iii) evaluating the probability that the Company will be able to obtain the loan from existing directors and shareholders.

/s/ Centurion ZD CPA& Co.

Centurion ZD CPA & Co.

We have served as the Company’s auditor since 2021.

Hong Kong, China

March 17, 2022

ZHEJIANG HITRANS LITHIUM BATTERY TECHNOLOGY CO., LTD AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

As of December 31, 2020 and 2019

(In US$ except for number of shares)

	December 31, 2020	December 31, 2019

Assets
Current assets
Cash and cash equivalents	$5,390,925	$8,480,124
Pledged deposits	3,382,195	7,235,688
Debt products	2,757,100	-
Trade and bills receivable, net	25,480,536	42,019,328
Prepayments and other receivables	3,020,107	3,269,245
Inventories	7,481,330	6,984,473
Amount due from related party, current	107,221	215,424
Income tax recoverable	216,784	192,765

Total current assets	47,836,198	68,397,047

Property, plant and equipment, net	19,006,803	16,870,458
Construction in progress	1,820,051	4,413,449
Intangible assets, net	941,635	952,382
Leased assets, net	77,672	104,039
Prepaid land use rights, non-current	6,269,451	6,043,906
Amount due from related party, non-current	122,537	-
Deferred tax assets	1,812,347	1,315,962

Total assets	$77,886,694	$98,097,243

Liabilities
Current liabilities
Trade and bills payable	$28,712,559	$40,519,192
Accrued expenses and other payables	1,523,174	9,777,102
Dividend payable	2,623,296	-
Amount due to a shareholder	21,421,546	19,588,431
Finance lease liability	-	703,464

Total current liabilities	54,280,575	70,588,189

Total liabilities	54,280,575	70,588,189

Contingencies and Commitments

Stockholders’ Equity
Paid-in capital	4,289,924	4,289,924
Additional paid-in capital	25,262,444	25,262,444
Statutory reserves	266,308	266,308
Accumulated deficit	(6,397,820)	(975,626)
Accumulated other comprehensive income (loss)	160,356	(1,360,562)
Total stockholder’s equity	23,581,212	27,482,488
	24,907	26,566
Non-controlling interests
Total equity	23,606,119	27,509,054

Total liabilities and stockholders’ equity	$77,886,694	$98,097,243

See accompanying notes to consolidated financial statements.

ZHEJINAG HITRANS LITHIUM BATTERY TECHNOLOGY CO., LTD AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2020 and 2019

(In US $ except for number of shares)

	Year ended December 31, 2020	Year ended December 31, 2019

Net revenues	$84,484,272	$116,132,366
Cost of revenues	(77,704,570)	(103,335,087)

Gross profit	6,779,702	12,797,279
Operating expenses:
Sales and marketing expenses	(752,838)	(1,237,677)
General and administrative expenses	(2,378,922)	(2,567,080)
Research and development expenses	(4,126,935)	(4,348,981)
Provision for doubtful accounts	(737,896)	-

Total operating expenses	(7,996,591)	(8,153,738)

Operating (loss) income	(1,216,889)	4,643,541

Other income /(expenses):
Finance income, net	170,453	49,500
Other income (expenses), net	676,574	(742,607)

(Loss) profit before income tax	(369,862)	3,950,434

Income tax credit (expenses)	386,639	(256,029)

Net income	16,777	3,694,405

Less: Net loss attributable to non-controlling interests	21	5,501

Net income attributable to stockholders	16,798	3,699,906

Other comprehensive income (loss)
- Foreign currency translation adjustment	1,519,280	(323,163)
Total comprehensive income	1,536,057	3,371,242
Less: Comprehensive loss (income) attributable to non-controlling interests	1,638	(427)
Comprehensive income attributable to stockholders	$1,537,695	$3,370,815

See accompanying notes to consolidated financial statements.

ZHEJIANG HITRANS LITHIUM BATTERY TECHNOLOGY CO., LTD & SUBSIDIARY
Consolidated Statements of Changes in Stockholders’ Equity

For the years ended 2019 and 2020

(In US$ except for number of shares)

		Additional			Accumulated other	Non-	Total
	Paid- in	paid-in	Statutory	Accumulated	comprehensive	controlling	shareholders’
	capital	capital	reserves	deficit	(loss) income	interests	equity

Balance as of January 1, 2019	$4,289,924	$25,262,444	$266,308	$(4,675,532)	$(1,036,972)	$24,376	$24,130,548

Capital contribution from non-controlling interests of a subsidiary	-	-	-	-	-	7,264	7,264

Net income (loss)	-	-	-	3,699,906	-	(5,501)	3,694,405

Foreign currency translation adjustment	-	-	-	-	(323,590)	427	(323,163)

Balance as of December 31, 2019	$4,289,924	$25,262,444	$266,308	$(975,626)	$(1,360,562)	$26,566	$27,509,054

Net income (loss)	-	-	-	16,798	-	(21)	16,777

Dividends declared and paid to a shareholder	-	-	-	(2,958,048)	-	-	(2,958,048)

Dividends declared and accrued for distribution to shareholders	-	-	-	(2,480,944)	-	-	(2,480,944)

Foreign currency translation adjustment	-	-	-	-	1,520,918	(1,638)	1,519,280

Balance as of December 31, 2020	$4,289,924	$25,262,444	$266,308	$(6,397,820)	$160,356	$24,907	$23,606,119

See accompanying notes to consolidated financial statements.

ZHEJIANG HITRANS LITHIUM BATTERY TECHNOLOGY CO., LTD
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2020 and 2019

(In U.S. dollars)

	2020	2019
Cash flows from operating activities:
Net income	$16,777	3,694,405
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,092,292	1,607,546
Provision for doubtful accounts	737,896	-
Write-down of inventories	97,812	94,307
Loss on disposal of property, plant and equipment	85,254	98,542
Impairment of construction in progress	1,050	750,590
Amortization of operating leased assets	31,482	31,463
Changes in operating assets and liabilities:
Trade and bills receivable	17,547,588	(7,462,754)
Inventories	(128,193)	(543,764)
Prepayments and other receivables	441,343	2,266,798
Trade and bills payable	(13,715,714)	17,480,935
Accrued expenses and other payables	(8,421,277)	9,502,959
Amount due to a shareholder	500,994	(1,722,881)
Deferred tax	(386,639)	(225,622)
Lease liabilities	(709,558)	(780,099)
Income tax recoverable	(10,586)	(88,860)
Net cash (used in) provided by operating activities	(1,819,479)	24,703,565

Cash flows from investing activities:
Purchase of property, plant and equipment, construction in progress and intangible assets	(169,891)	(8,602,184)
Purchase of debt products	(37,200,139)	(59,748,382)
Redemption of debt products	34,592,653	59,748,382
Net cash used in investing activities	(2,777,377)	(8,602,184)

Cash flows from financing activities:
Capital injection from non-controlling interests	-	7,264
Repayment of bank borrowings	-	(14,477)
Dividends paid to shareholders	(2,958,048)	(799,881)
Net cash used in financing activities	(2,958,048)	(807,094)

Effect of exchange rate changes on cash and cash equivalents and pledged deposits	612,212	(129,069)
Net (decrease) increase in cash and cash equivalents, and pledged deposits	(6,942,692)	15,165,218
Cash and cash equivalents and pledged deposits, beginning of the year	15,715,812	550,594
Cash and cash equivalents and pledged deposits, end of the year	$8,773,120	15,715,812

Cash paid during the year for
Income taxes paid	$214,836	691,179
Interest paid	$-	-

Supplemental non-cash investing and financing activities:
Transfer of construction in progress to property, plant and equipment	$2,539,066	3,544,035

See accompanying notes to consolidated financial statements.

ZHEJIANG HITRANS LITHIUM BATTERY TECHNOLOGY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2020 and 2019

(In U.S. dollars except for share data)

1.	PRINCIPLES ACTIVITIES, BASIS OF PRESENTATION AND ORGANIZATION

Organization and Business

Zhejiang Hitrans Lithium Battery Technology Co., Ltd (“Zhejiang Hitrans” or the “Company”) was established under the laws of the People’s Republic of China as a limited liability company on December 16, 2015 with a registered capital of RMB10 million ($1.5 million). The Company is based in Shaoxing City, Zhejiang Province and principally engaged in the business of development and manufacturing of NCM precursor and cathode materials since its inception, the Company had the following name changes: on November 21, 2017, the name of Zhejiang New Era Hitrans Lithium Battery Technology Co., Ltd. was changed to Zhejiang Meidu Hitrans Lithium Battery Technology Co., Ltd. and on August 3, 2021, the name of Zhejiang Meidu Hitrans Lithium Battery Technology Co., Ltd. was changed to Zhejiang Hitrans Lithium Battery Technology Co., Ltd. On November 16, 2017, the Company’s registered capital was increased to RMB 40 million ($5.8 million). Pursuant to Zhejiang Hitrans’s amended and restated articles of association dated August 2, 2021 and relevant PRC regulations, the shareholders of Zhejiang Hitrans were required to contribute the capital to the Company on or before May 31, 2025.

On December 16, 2015, New Era Group Zhejiang New Energy Materials Co., Ltd. (“New Era”) and Mr. Wu Haijun (“Mr. Wu”) had contributed RMB 6 million ($0.9 million) and RMB 4 million ($0.6 million), respectively, to the Company through injection of a series of cash. Pursuant to Zhejiang Hitrans’s amended and restated articles of association dated May 25, 2016, Mr. Wu transferred 24.5% registered equity interest of the Company to Shaoxing Shangyi Hitrans International Trading Co., Ltd; 10% registered equity interest of the Company to Shaoxing Yongjin Battery Materials Co., Ltd.; 1.5% registered equity interest of the Company to Ms. Shi Chunhong; 1% registered equity interest of the Company to Mr. Qian Zhiting and 0.5% to registered equity interest of the Company to Mr. Wang Yinfeng.

On September 26, 2017, Zhejiang Meidu Graphene Technology Co., Ltd. (“Meidu Graphene”) and the Company’s existing shareholders entered into a Capital Injection Agreement, pursuant to which, Meidu Graphene agreed to inject RMB240 million ($34.9 million) to the Company and the Company’s existing shareholders, including Shaoxing Shangyi Hitrans International Trading Co., Ltd, Shaoxing Yongjin Battery Materials Co., Ltd, Mr. Wu, Ms. Shi Chunhong, Mr. Qian Zhiting and Mr. Wang Yinfeng (the “Management Shareholders”), agreed to inject additional RMB60 million ($8.7 million) to the Company. Under the Capital Injection Agreement 10% of Meidu Graphene’s committed capital injection (RMB24 million or $3.5 million) will be contributed towards the Company’s registered capital and the remaining 90% (RMB216 million or $31.4 million) will be treated as additional paid-in capital contribution of the Company; 10% of the RMB60 million ($8.7 million) capital injection committed by the Management Shareholders (RMB6 million or $0.9 million) will be treated as additional paid-in capital contribution of the Company’s registered capital and the remaining 90% (RMB54 million or $7.8 million) will be treated as additional paid-in capital contribution of the Company. As a result of the Capital Injection Agreement, the Company increased its registered capital from RMB10 million ($1.5 million) to RMB40 million ($5.8 million). Pursuant to Zhejiang Hitrans’s amended and restated articles of association dated November 16, 2017, Meidu Graphene. New Era and Management Shareholders owned 60%, 15% and 25%, respectively, registered equity interests of the Company. As of December 31, 2020, Meidu Graphene had contributed a total of RMB 15.5 million ($2.4 million), New Era had contributed a total of RMB 6 million ($0.9 million) and Management Shareholders had contributed a total of RMB 7 million ($$1.1 million) to the Company’s paid-in capital through injection of a series of cash. In November 2018, additional capital contribution totaled RMB166.5 million ($24.2 million) had been paid by Meidu Graphene (RMB139.5 million of $20.3 million) and Management Shareholders (RMB27 million of $3.9 million) pursuant to the Capital Injection Agreement.

Each shareholder of the Company is entitled to receive dividends and other profit distribution in proportion to its respective capital contribution in the registered capital and is liable for any loss to the extent of their respective subscribed portion of the registered capital, in accordance with the Company’s articles of association, as amended, and the PRC law.

On April 1, 2021, Dalian CBAK Power Battery Co., Ltd (“CBAK Power”) entered into a framework investment agreement (the “Letter of Intent”) with Hangzhou Juzhong Daxin Asset Management Co., Ltd.(“Juzhong Daxin”) for a potential acquisition of Zhejiang Hitrans. Juzhong Daxin is the trustee of 85% of registered equity interests (representing 78.95% of paid-up capital) of Zhejiang Hitrans and has the voting right over the 85% registered equity interest whereas New Era act as the trustee of the right to dividend over the 78.95% of paid–up capital .  CBAK Power paid $3.10 million (RMB20,000,000) to Juzhong Daxin as a security deposit. Juzhong Daxin is entitled to certain commissions and fees pursuant to the Letter of Intent for facilitating the Acquisition which amounts have not been finalized as of the closing of the Acquisition.

On July 20, 2021, CBAK Power entered into a framework agreement with Juzhong Daxin, Zhejiang Hitrans and a few individuals relating to CBAK Power’s investment in the Company, pursuant to which CBAK Power will acquire ultimately 81.56% registered equity interests (or currently 75.57% of paid-up capital) of the Company (“the Acquisition”). Under the Acquisition Agreement, CBAK Power will acquire 60% registered equity interests (representing 54.39% of paid-up capital) of Zhejiang Hitrans from Meidu Graphene valued at RMB118 million ($18.30 million) and 21.56% registered equity interests (representing 21.18% of paid-up capital) of the Company from Hitrans’s management shareholders valued at approximately RMB40.74 million ($6.32 million). Two individuals among Zhejiang Hitrans management shareholders, including Zhejiang Hitrans’s CEO, Mr. Wu Haijun, will keep 2.50% of registered equity interests (representing 2.46% of paid-up capital) of Zhejiang Hitrans and New Era will continue to hold 15% registered equity interests (representing 21.05% of paid-up capital) of Zhejiang Hitrans after the acquisition.

As of the date of the Acquisition Agreement, the 25% registered equity interests of Zhejiang Hitrans held by Management Shareholders was frozen as a result of a litigation arising from the default by Management Shareholders on debts borrowed from Zhejiang Meidu Pawn Co., Ltd. (“Pawn Co.”) whereby the 25% registered equity interests (representing 24.56% of paid-up capital) of the Company was pledged as collateral. Mr. Junnan Ye (“Mr. Ye”), acting as an intermediary, will first acquire 22.5% registered equity interests (representing 22.11% of paid-up capital) of the Company, free of any encumbrances, from Management Shareholders. Pursuant to the Acquisition Agreement, within five days of CBAK Power’s obtaining 21.56% registered equity interests (representing 21.18% of paid-up capital) of the Company from Mr. Ye, CBAK Power will pay approximately RMB40.74 million ($6.32 million) in cash, which amount shall be used toward the repayment of debts due to Pawn Co. On July 23, 2021, CBAK Power paid RMB40.74 million (approximately $6.32 million) in cash to Mr. Ye.

In addition, as of the date of the Acquisition Agreement, Meidu Graphene’s 60% registered equity interests (representing 54.39% of paid-up capital) of the Company was frozen as a result of a litigation arising from Zhejiang Hitrans’s failure to make payments to New Era in connection with the purchase of land use rights, plants, equipment, pollution discharge permit and other assets (the “Assets”) under certain asset transfer agreements as well as Meidu Graphene’s guarantee for Zhejiang Hitrans’s payment obligations thereunder.

The following table summarizes the Company’s purchase of the Assets from New Era in 2018:

USD
Property, plant and equipment net	$11,355,371
Construction in progress	81,239
Intangible assets	1,178,637
Right-of-use assets	6,429,766
Total	$19,045,013

As a part of the transaction, CBAK Power entered into a loan agreement with Zhejiang Hitrans to lend Zhejiang Hitrans approximately RMB131 million ($19.1 million) (the “Hitrans Loan”) by remitting approximately RMB131 million ($19.1 million) into the account of Shaoxing Intermediate People’s Court (the “Court”) to remove the freeze on Meidu Graphene’s 60% registered equity interests (representing 54.39% of paid-up capital) of the Company. Moreover, Juzhong Daxin will return RMB10 million ($1.6 million) of the security deposit to CBAK Power before CBAK Power wires approximately RMB131 million ($19.1 million) to the Court. Juzhong Daxin retained RMB5 million ($0.78 million) as commission for facilitating the acquisition and RMB5 million ($0.78 million) recognized as compensation expense to another potential buyer. On July 27, 2021, Juzhong Daxin returned RMB7 million ($1.1 million) of the security deposit to CBAK Power.

CBAK Power shall pay all other fees due to Juzhong Daxin in accordance with the Letter of Intent. According to the Acquisition Agreement, Mr. Ye will first acquire 60% registered equity interests (representing 54.39% of paid-up capital) of the Company, free of any encumbrances, from Meidu Graphene. Thereafter, CBAK Power will assign RMB118 million ($18.30 million) of the Zhejiang Hitrans Loan to Mr. Junnan Ye as consideration for the acquisition of 60% registered equity interests (representing 54.39% of paid-up capital) of the Company from Mr. Ye (the “Assignment”). Zhejiang Hitrans shall repay RMB118 million ($18.27 million) to Mr. Ye in accordance with a separate loan repayment agreement (the “Loan Repayment Agreement”) entered into among Mr. Ye, Zhejiang Hitrans, CBAK Power and Mr. Wu in July 2021. Under the Loan Repayment Agreement, Zhejiang Hitrans shall repay Mr. Ye at least RMB70 million ($10.86 million) within two months of obtaining the title to the Assets from New Era and the remaining RMB 48 million ($7.41 million) by December 31, 2021, with a fixed interest of RMB3.5 million ($0.54 million) which can be reduced by up to RMB1 million ($0.15 million) if the loan is settled before its due date. CBAK Power provides guarantee to Mr. Ye on Zhejiang Hitrans’s repayment obligations under the Loan Repayment Agreement. Zhejiang Hitrans shall repay the remaining approximately RMB13 million ($2.02 million) of the Hitrans Loan to CBAK Power at an interest rate of 6% per annum, maturing in one year from the date of the Assignment. As of January 29, 2022, Zhejiang Hitrans has repaid all the loan principals of RMB118 million ($18.3 million) and interests of RMB3.5 million ($0.54 million) to Mr. Ye.

As of the date of this report, the transfer of 81.56% registered equity interests (representing 75.57% of paid-up capital) of Zhejiang Hitrans to CBAK Power has been registered with the local government. The Acquisition was completed on November 26, 2021. Upon the closing of the Acquisition, CBAK Power became the largest shareholder of Zhejiang Hitrans holding 81.56% of the Company’s registered equity interests (representing 75.57% of paid-up capital of the Company). As required by applicable Chinese laws, CBAK Power and Management Shareholders are obliged to make capital contributions of RMB11.1 million ($1.7 million) and RMB0.4 million ($0.06 million), respectively, for the unpaid portion of Zhejiang Hitrans’s registered capital in accordance with the articles of association of Zhejiang Hitrans.

On July 6, 2018, Guangdong Meidu Hitrans Resources Recycling Technology Co., Ltd. (“Guangdong Hitrans”) was established as a 80% owned subsidiary of the Company with a registered capital of RMB10 million (approximately $1.5 million). The remaining 20% registered equity interest was held by Shenzhen Baijun Technology Co., Ltd. Pursuant to Guangdong Hitrans’s articles of association, each shareholder is entitled to the right of the profit distribution or responsible for the loss according to its proportion to the capital contribution. Pursuant to Guangdong Hitrans’s articles of association and relevant PRC regulations, the Company was required to contribute the capital to Guangdong Hitrans on or before December 30, 2038. Up to the date of this report, the Company has contributed RMB1.72 million (approximately $0.3 million), and the other shareholder has contributed RMB0.25 million (approximately $0.04 million) to Guangdong Hitrans through injection of a series of cash. Guangdong Hitrans was established under the laws of the People’s Republic of China as a limited liability company on July 6, 2018 with a registered capital RMB10 million (approximately $1.5 million). Guangdong Hitrans is based in Dongguan, Guangdong Province, and is principally engaged in the business of resource recycling, waste processing, and R&D, manufacturing and sales of battery materials. The Company plan to dissolve Guangdong Hitrans in 2022.

On October 9, 2021, Shaoxing Haisheng International Trading Co., Ltd. (“Haisheng”) was established as a wholly owned subsidiary of Zhejiang Hitrans with a register capital of RMB5 million (approximately $0.8 million). Pursuant to Haisheng’s articles of association and relevant PRC regulations, Zhejinag Hitrans was required to contribute the capital to Haisheng on or before May 31, 2025. Up to the date of this report, Hitrans has contributed RMB2.7 million (approximately $0.4 million) to Haisheng.

COVID-19

The World Health Organization declared the novel coronavirus (“COVID-19”) outbreak as a pandemic in March 2020. The COVID-19 pandemic caused disruptions to the Company’s business during the first quarter of 202.The Company fully resumed operations during the second quarter of 2020. In December 2021, there was a COVID-19 outbreak in Shangyu, Zhejiang. The Company’s production line in Shangyu was temporarily closed from December 9, 2021 to December 24, 2021 in response to the lockdown policy from the local government. Finally, the Company expects that the impact of the COVID-19 outbreak on the United States and world economies will continue to have a material adverse impact on the demand for its products. Because of the significant uncertainties surrounding the COVID-19 pandemic, the extent of the business interruption and the related financial impact cannot be reasonably estimated at this time.

For the fiscal year ended December 31, 2020, the Company’s revenue decreased $31.6 million, or 27.1%, to $84.5 million, from $116.1 million for the fiscal year ended December 31, 2019 and net income decreased $3.7 million, to $16,777, from a net income of $3.7 million for the fiscal year ended December 31, 2019.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has a history of a significant accumulated deficit and a net working capital deficit. At December 31, 2020, the Company had an accumulated deficit of $6,397,820. These conditions raise substantial doubt about the Company ability to continue as a going concern. The Company’s plan for continuing as a going concern included improving its profitability, and obtaining additional debt financing, loans from existing directors and shareholders for additional funding to meet its operating needs. There can be no assurance that the Company will be successful in the plans described above or in attracting equity or alternative financing on acceptable terms, or if at all. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

Basis of Presentations

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company and its subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liability established in the PRC. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company’s subsidiaries to present them in conformity with US GAAP.

After the close of the year to which these financial statements relate, the Company experienced (and continues to experience) adverse impacts of novel coronavirus (COVID-19) and the related public health orders. In December 2021, there was a COVID-19 outbreak in Shangyu, Zhejiang. The Company’s production line in Shangyu was temporarily closed from December 9, 2021 to December 24, 2021 in response to the lockdown policy from the local government. Finally, the Company expects that the impact of the COVID-19 outbreak on the United States and world economies will continue to have a material adverse impact on the demand for its products. Because of the significant uncertainties surrounding the COVID-19 pandemic, the extent of the business interruption and the related financial impact cannot be reasonably estimated at this time.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiary up to the date of disposal. All significant intercompany balances and transactions have been eliminated prior to consolidation.

Non-controlling Interests

For the Group’s non-wholly owned subsidiary, a non-controlling interest is recognized to reflect the portion of equity that is not attributable, directly or indirectly, to the Group. Non-controlling interests are classified as a separate line item in the equity section of the Group’s consolidated balance sheets and have been separately disclosed in the Group’s consolidated statements of comprehensive loss to distinguish the interests from that of the Group. Cash flows related to transactions with non-controlling interests are presented under financing activities in the consolidated statements of cash flows.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and demand deposits placed with banks which are unrestricted as to withdrawal or use, and have original maturities less than three months. The Company considers all highly liquid debt instruments with initial terms of less than three months to be cash equivalents.

Debt products

All debt products are carried at fair value at the end of each reporting period. Changes in the carrying amount of debt products relating to interest income calculated using the effective interest method are recognized in consolidated statement of profit or loss. Other changes in the carrying amount of these products, net of any related tax effects, are excluded form earnings and are included in other comprehensive income or loss and reported as a separate component of stockholders’ equity or deficit until realized. Realized gains and losses and declines in value judged to be other than temporary, if any, on debt products are included in other income (expense), net.

The Company regularly reviews all of its investments for other-than-temporary declines in estimated fair value. Its review includes the consideration of the cause of the impairment, including the creditworthiness of the security issuers, the number of securities in an unrealized loss position, the severity and duration of the unrealized losses, whether the Company has the intent to sell the securities and whether it is more likely than not that the Company will be required to sell the securities before the recovery of their amortized cost basis. When the Company determines that the decline in estimated fair value of an investment is below the amortized cost basis and the decline is other-than-temporary, it reduces the carrying value of the security and record a loss for the amount of such decline. The Company has not recorded any declines in value judged to be other than temporary on its investments in debt securities.

Trade Accounts and Bills Receivable

Trade accounts and bills receivable are recorded at the invoiced amount, net of allowances for doubtful accounts and sales returns. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing trade accounts receivable. The Company determines the allowance based on historical write-off experience, customer specific facts and economic conditions.

Outstanding accounts receivable balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventories

Inventories are stated at the lower of cost or net realizable value. The cost of inventories is determined using the weighted average cost method, and includes expenditures incurred in acquiring the inventories and bringing them to their existing location and condition. In case of finished goods and work in progress, the cost includes an appropriate share of production overhead based on normal operating capacity. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.

The Company records adjustments to its inventory for estimated obsolescence or diminution in net realizable value equal to the difference between the cost of the inventory and the estimated net realizable value. At the point of loss recognition, a new cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Property, Plant and Equipment

Property, plant and equipment (except construction in progress) are stated at cost less accumulated depreciation and impairment charges. Depreciation is calculated based on the straight-line method (after taking into account for their respective estimated residual values) over the estimated useful lives of the assets as follows:

Buildings	5 - 38 years
Machinery and equipment	1 - 12 years
Leasehold improvement	Over the shorter of lease term of the estimated useful lives of the assets
Office equipment	1 – 5 years
Motor vehicles	12 years

The cost and accumulated depreciation of property, plant and equipment sold are removed from the consolidated balance sheets and resulting gains or losses are recognized in the consolidated statements of operations and comprehensive loss.

Construction in progress mainly represents expenditures in respect of the Company’s corporate campus, including offices, factories and staff dormitories, under construction. All direct costs relating to the acquisition or construction of the Company’s corporate campus and equipment, including interest charges on borrowings, are capitalized as construction in progress. No depreciation is provided in respect of construction in progress.

A long-lived asset to be disposed of by abandonment continues to be classified as held and used until it is disposed of.

Lease

The Company accounts for leases in accordance with ASC 842, Leases (“ASC 842”), which requires lessees to recognize leases on the balance sheet and disclose key information about leasing arrangements. The Group adopted ASC 842 on January 1, 2019, along with all subsequent ASU clarifications and improvements that are applicable to the Group, to each lease that existed in the periods presented in the financial statements, using the modified retrospective transition method and used the commencement date of the leases as the date of initial application. Consequently, financial information and the disclosures required under ASC 842 are provided for dates and periods presented in the financial statements. The Company elected not to apply the recognition requirements of ASC 842 to short-term leases. The Company also elected not to separate non-lease components from lease components, therefore, it will account for lease component and the non-lease components as a single lease component when there is only one vendor in the lease contract.

The Group determines if a contract contains a lease based on whether it has the right to obtain substantially all of the economic benefits from the use of an identified asset which the Group does not own and whether it has the right to direct the use of an identified asset in exchange for consideration. ROU assets represent the Group’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are recognized as the amount of the lease liability, adjusted for lease incentives received. Lease liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate (“IBR”), because the interest rate implicit in most of the Group’s leases is not readily determinable. The IBR is a hypothetical rate based on the Company’s understanding of what its credit rating would be to borrow and resulting interest the Company would pay to borrow an amount equal to the lease payments in a similar economic environment over the lease term on a collateralized basis. Lease payments may be fixed or variable, however, only fixed payments or in-substance fixed payments are included in the Company’s lease liability calculation. Variable lease payments are recognized in operating expenses in the period in which the obligation for those payments are incurred.

The land use rights are operating leases with term of about 38 years. Land use rights acquired are assessed in accordance with ASC 842 if they meet the definition of lease.

Other than the land use rights, the lease terms of operating and finance leases vary from more than a year to five years. Operating leases are included in operating lease right of use assets, current and non-current operating lease liabilities on the Company’s consolidated balance sheets. Finance leases are included in property, plant and equipment, net, current and non-current finance lease liabilities on the Company’s consolidated balance sheets. As of December 31, 2020 and 2019, all of the Company’s ROU assets were generated from leased assets in the PRC.

Foreign Currency Transactions and Translation

The reporting currency of the Company is the United States dollar (“US dollar”). The financial records of the Company’s PRC operating subsidiaries are maintained in their local currency, the Renminbi (“RMB”), which is the functional currency. Assets and liabilities of the subsidiaries are translated into the reporting currency at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates, and income and expense items are translated using the average rate for the period. The translation adjustments are recorded in accumulated other comprehensive loss under shareholders’ equity.

Monetary assets and liabilities denominated in currencies other than the applicable functional currencies are translated into the functional currencies at the prevailing rates of exchange at the balance sheet date. Nonmonetary assets and liabilities are remeasured into the applicable functional currencies at historical exchange rates. Transactions in currencies other than the applicable functional currencies during the period are converted into the functional currencies at the applicable rates of exchange prevailing at the transaction dates. Transaction gains and losses are recognized in the consolidated statements of operations.

RMB is not a fully convertible currency. All foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand. Translation of amounts from RMB into US dollars has been made at the following exchange rates for the respective periods:

Year ended December 31, 2019
Balance sheet, except for equity accounts	RMB 6.9630 to US$1.00
Income statement and cash flows	RMB 6.9073 to US$1.00

Year ended December 31, 2020
Balance sheet, except for equity accounts	RMB 6.5286 to US$1.00
Income statement and cash flows	RMB 6.9032 to US$1.00

Intangible Assets

Intangible assets are stated in the balance sheet at cost less accumulated amortization and impairment, if any. The costs of the intangible assets are amortized on a straight-line basis over their estimated useful lives. The respective amortization periods for the intangible assets are as follows:

Estimated useful lives
Computer software	1 – 10 years
Sewage discharge permit	5 – 7 years

Impairment of Long-lived Assets (including amortizable intangible assets)

Long-lived assets, which include property, plant and equipment, prepaid land use rights and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is generally measured based on either quoted market prices, if available, or discounted cash flow analyses.

Income Taxes

Income taxes are determined in accordance with the provisions of Accounting Standards Codification (“ASC”) Topic 740, “Income Taxes” (“ASC 740”) and are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations and comprehensive loss in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. As of December 31, 2020 and 2019, the Company has no accrued interest or penalties related to uncertain tax positions.

The Company conducts business in the PRC and is subject to tax in these jurisdictions. As a result of its business activities, the Company will file tax returns that are subject to examination by the respective tax authorities.

Revenue Recognition

The Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which it expects to receive in exchange for those goods. The Company recognizes revenues following the five step model prescribed under ASU No. 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) we satisfy the performance obligation.

Revenues from product sales are recognized when the customer obtains control of the Company’s product, which occurs at a point in time, typically upon delivery to the customer. The Company expenses incremental costs of obtaining a contract as and when incurred if the expected amortization period of the asset that it would have recognized is one year or less or the amount is immaterial.

Revenues from product sales are recorded net of reserves established for applicable discounts and allowances that are offered within contracts with the Company’s customers.

Product revenue reserves, which are classified as a reduction in product revenues, are generally characterized in the categories: discounts and returns. These reserves are based on estimates of the amounts earned or to be claimed on the related sales and are classified as reductions of accounts receivable as the amount is payable to the Company’s customer.

Cost of Revenues

Cost of revenues consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products. Write-down of inventories to lower of cost or market is also recorded in cost of revenues.

Research and Development and Advertising Expenses

Research and development and advertising expenses are expensed as incurred. Research and development expenses consist primarily of remuneration for research and development staff, depreciation and material costs for research and development.

Bills Payable

Bills payable represent bills issued by financial institutions to the Company’s vendors. The Company’s vendors receive payments from the financial institutions directly upon maturity of the bills and the Company is obliged to repay the face value of the bills to the financial institutions.

Government Grants

The Company’s subsidiaries in China receive government subsidies from local Chinese government agencies in accordance with relevant Chinese government policies. In general, the Company presents the government subsidies received as part of other income unless the subsidies received are earmarked to compensate a specific expense, which have been accounted for by offsetting the specific expense, such as research and development expense, interest expenses and removal costs. Unearned government subsidies received are deferred for recognition until the criteria for such recognition could be met.

Grants applicable to land are amortized over the life of the depreciable facilities constructed on it. For research and development expenses, the Company matches and offsets the government grants with the expenses of the research and development activities as specified in the grant approval document in the corresponding period when such expenses are incurred.

Retirement and Other Postretirement Benefits

Contributions to retirement schemes (which are defined contribution plans) are charged to cost of revenues, research and development expenses, sales and marketing expenses and general and administrative expenses in the statement of operations and comprehensive loss as and when the related employee service is provided.

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiary of the Company make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Company has no legal obligation for the benefits beyond the contributions made. Total amounts of such employee benefit expenses, which were expensed as incurred, were approximately $187,099 and $251,529 for the years ended December 31, 2020 and 2019, respectively.

Dividends

Dividends are recognized when declared.

Use of Estimates

The preparation of the consolidated financial statements in accordance with US GAAP requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include revenue recognition, the recoverability of the carrying amount of long-lived assets, impairment on inventories, valuation allowance for receivables and deferred tax assets. Actual results could differ from those estimates.

Segment Reporting

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operating results solely by monthly revenue of lithium-ion battery material (but not by sub product type or geographic area) and operating results of the Company and, as such, the Company has determined that the Company has one operating segment as defined by ASC Topic 280 “Segment Reporting”.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Comprehensive Income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. Accumulated other comprehensive income includes cumulative foreign currency translation adjustment.

Recent Accounting Pronouncements

Recent Adopted Accounting Standards

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements for Level 1, Level 2 and Level 3 instruments in the fair value hierarchy. The guidance is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted for any eliminated or modified disclosures. The Company applied the new standard beginning January 1, 2020. The adoption of this standard did not have an impact on the Company’s consolidated financial position, results of operations and cash flows.

Recently issued accounting pronouncements not yet adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. Adoption of the ASUs is on a modified retrospective basis. The standard will be effective for the Company for interim and annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the impact that the standard will have on our consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistent application among reporting entities. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, with early adoption permitted. Upon adoption, the Company must apply certain aspects of this standard retrospectively for all periods presented while other aspects are applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The Company is evaluating the impact this update will have on our financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848) (“ASU 2020-04”). ASU 2020-04 contains practical expedients for reference rate reform related activities that impact debt, leases, derivatives and other contracts. The guidance in ASU 2020-04 is optional and may be elected over time as reference rate reform activities occur. The Company continues to evaluate the impact of the guidance and may apply the elections as applicable as changes in the market occur.

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470- 20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. This ASU (1) simplifies the accounting for convertible debt instruments and convertible preferred stock by removing the existing guidance in ASC 470-20, Debt: Debt with Conversion and Other Options, that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock; (2) revises the scope exception from derivative accounting in ASC 815-40 for freestanding financial instruments and embedded features that are both indexed to the issuer’s own stock and classified in stockholders’ equity, by removing certain criteria required for equity classification; and (3) revises the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share (EPS) for convertible instruments by using the if-converted method. In addition, entities must presume share settlement for purposes of calculating diluted EPS when an instrument may be settled in cash or shares.

For SEC filers, excluding smaller reporting companies, ASU 2020-06 is effective for fiscal years beginning after December 15, 2021 including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. For all other entities, ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Entities should adopt the guidance as of the beginning of the fiscal year of adoption and cannot adopt the guidance in an interim reporting period. The Company is currently evaluating the impact that ASU 2020-06 may have on its consolidated financial statements and related disclosures.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

3.	PLEDGED DEPOSITS

Pledged deposit as of December 31, 2020 and 2019 consisted of the following:

	December 31, 2020	December 31, 2019
Pledged deposits with banks for:
Bills payable	$3,060,533	$7,235,688
Letter of credit	321,662	-
	$3,382,195	$7,235,688

4.	DEBT PRODUCTS

Debt products as of December 31, 2020 and 2019 consisted of the following:

	December 31, 2020	December 31, 2019
Debt products issued by bank, at fair value	$2,757,100	$-

Debt products include financial products issued and managed by a bank in the PRC. The fair value of these debt products classified as Level 2 is established by reference to the prices quoted by the bank.

The debt products have no maturity date, and bear variable interest rate, currently at 2.6% per annum. No fair value change has been recognized for the years ended December 31, 2020 and 2019. The debt products have been subsequently redeemed on January 6, 2021.

5.	TRADE AND BILLS RECEIVABLE, NET

Trade accounts and bills receivable as of December 31, 2020 and 2019

	December 31, 2020	December 31, 2019
Trade accounts receivable	$16,981,906	18,373,833
Less: allowance for doubtful accounts	(789,426)	(8,189,617)
	16,192,480	10,184,216
Bills receivable	9,288,056	31,835,112
Total	$25,480,536	42,019,328

An analysis of the allowance for doubtful accounts is as follows:

	December 31, 2020	December 31, 2019
Balance at beginning of year	$8,189,617	9,399,276
Provision for the year	746,588	-
Reversal – recoveries by cash	(8,692)	-
Charged to consolidated statements of operations and comprehensive income	737,896	-
Write off	(8,251,869)	(1,104,152)
Foreign exchange adjustment	113,782	(105,507)
Balance at end of year	$789,426	8,189,617

6.	INVENTORIES

Inventories as of December 31, 2020 and 2019 consisted of the following:

	December 31, 2020	December 31, 2019
Raw materials	$3,241,362	$3,106,737
Work in progress	1,311,357	1,047,775
Finished goods	2,928,611	2,829,961
	$7,481,330	$6,984,473

During the years ended December 31, 2020 and 2019, write-downs of obsolete inventories to lower of cost or net realizable value of $97,812 and $94,307, respectively, were charged to cost of revenues.

7.	PREPAYMENTS AND OTHER RECEIVABLES

Prepayments and other receivables as of December 31, 2020 and 2019 consisted of the following:

	December 31, 2020	December 31, 2019
Value added tax recoverable	$1,397,869	$1,420,576
Prepayments to suppliers	28,657	64,269
Refundable deposits	1,562,713	1,697,811
Staff advances	-	66,847
Prepaid operating expenses	7,757	10,869
Others	23,111	8,873
	$3,020,107	$3,269,245

8.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment as of December 31, 2020 and 2019 consisted of the following:

	December 31, 2020	December 31, 2019
Buildings	$7,713,065	$7,231,871
Leasehold improvements	592,399	390,877
Machinery and equipment	13,179,282	9,945,807
Office equipment	691,861	602,080
Motor vehicles	204,689	185,069
	22,381,296	18,355,704
Accumulated depreciation	(3,374,493)	(1,485,246)
Carrying amount	$19,006,803	$16,870,458

During the years ended December 31, 2020 and 2019, the Company incurred depreciation expense of $1,748,556 and $1,271,833, respectively.

The Company had not yet obtained the property ownership certificate of the buildings in its Shaoxing City manufacturing facilities with a carrying amount of $7,134,147 and $6,960,470 as of December 31, 2020 and 2019, respectively, as the property ownership certificate was owned by New Era (note 1). On August 16, 2021, the Company has obtained the property ownership certificate.

9.	CONSTRUCTION IN PROGRESS

Construction in progress as of December 31, 2020 and 2019 consisted of the following:

	December 31, 2020	December 31, 2019
Balance at beginning of year	$18,061	$1,942,916
Prepayment for acquisition of property, plant and equipment	1,801,990	2,470,533
Balance at end of year	$1,820,051	$4,413,449

Construction in progress as of December 31, 2020 and 2019 mainly comprised capital expenditures for the construction of the facilities and production lines in Shaoxing City.

During the years ended December 31, 2020 and 2019, the Company written off long outstanding construction in progress cost of $1,050 and $750,590, respectively, were charged to other income (expenses), net.

10.	LEASE

Operating leases of the Company mainly include land use rights and staff quarters spaces, and the finance lease was the lease of machineries in the production plants.

(a)	Right-of-use assets – prepaid land lease payments

	December 31, 2020	December 31, 2019
Balance at beginning of year	$6,043,906	$6,285,956
Amortization charge for the year	(167,021)	(166,921)
Foreign exchange adjustment	392,566	(75,129)
Balance at end of year	$6,269,451	$6,043,906

Pursuant to an assets transfer agreement dated August 2, 2018, the Company acquired the rights to use a piece of land with an area of 72,005 m2 in Zhejiang, PRC from the Company’s shareholder New Era (note 1 and 14) for 38 years up to July 10, 2056. In August, 2021, lump sum payments were made to New Era to acquire the land use right and no ongoing payments will be made under the terms of these land leases (note 1). The Company had not yet obtained the land use right ownership certificate as of December 31, 2020 and 2019, when New Era was still the registered owner. On August 16, 2021, the Company has obtained the land use right ownership certificate.

(b)	Finance Leases

	December 31, 2020	December 31, 2019
Property, plant and equipment, at cost	$-	$2,075,465
Accumulated depreciation	-	(338,152)
Property, plant and equipment, net under finance lease	$-	$1,737,313
Finance lease liabilities, current	$-	$703,464
Finance lease liabilities, non-current	-	-
Total finance leases liabilities	$-	$703,464

The components of finance lease expenses were as follows:

	December 31, 2020	December 31, 2019
Finance lease cost:
Depreciation of assets	$207,103	$211,713
Interest of lease liabilities	15,752	$53,387
Total lease expense	$222,855	$265,100

(c)	Operating lease

On April, 2008, the Company entered into a lease agreement for staff quarters spaces in Zhejiang with a five year term, commencing on May 1, 2018 and expiring on April 30, 2023 The monthly rental payment is approximately $2,757 (RMB18,000) per month. In 2018, lump sum payments were made to landlord for the rental of staff quarter spaces and no ongoing payments will be made under the terms of these leases.

Operating lease expenses for the years ended December 31, 2020 and 2019 for the capitation agreement was as follows:

	December 31, 2020	December 31, 2019
Operating lease cost – straight line	$31,482	$31,463
Total lease expense	$31,482	$31,463

Lease term and discount rate

	December 31, 2020	December 31, 2019
Weighted-average remaining lease term
Land use rights	35.5 years	36.5 years
Operating leases	2.3 years	3.3 years
Finance leases	0 years	1 years
Weighted-average discount rate
Land use rights	Nil	Nil
Operating leases	Nil	Nil
Finance leases	4.75%	4.75%

11.	INTANGIBLE ASSETS, NET

Intangible assets as of December 31, 2020 and 2019 consisted of the following:

	December 31, 2020	December 31, 2019
Software	$16,358	$15,337
Sewage discharge permit*	1,291,374	1,105,105
	1,307,732	1,120,442
Accumulated amortization	(366,097)	(168,060)
Carrying amount	$941,635	$952,382

Amortization expenses were $176,715 and $168,792 for the years ended December 31, 2020 and 2019.

*The Company has not yet obtained the ownership of sewage discharge permit in its Zhejiang manufacturing facilities with a carrying amount of $930,267 and $939,339 as of December 31, 2020 and 2019, respectively. The sewage discharge permit was registered under the name of New Era. The Company has obtained a five years sewage discharge permit on January 27, 2022.

Total future amortization expenses for finite-lived intangible assets were estimated as follows:

2021	$201,880
2022	201,727
2023	201,569
2024	200,866
2025	133,648
Thereafter	1,945
Total	$941,635

12.	TRADE AND BILLS PAYABLE

Trade and bills payable as of December 31, 2020 and 2019 consists of the following:

	December 31, 2020	December 31, 2019
Trade payable	$16,590,359	9,749,407
Bills payable
- Bank acceptance bills	12,122,200	30,769,785

	$28,712,559	40,519,192

All the bills payable are of trading nature and will mature within one year from the issue date. As of December 31, 2020 and 2019, the Company had un-utilized credit facilities from Bank of Communications Co., Ltd of nil and $4.7 million.

The bank acceptance bills were pledged by

(i)	the Company’s pledged bank deposits (Note 3); and
(ii)	$9,061,667 and $23,534,097 of the Company’s bills receivable as of December 31, 2020 and 2019, respectively (Note 5).

13.	ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables as of December 31, 2020 and 2019 consisted of the following:

	December 31, 2020	December 31, 2019
Construction costs payable	$26,408	$154,620
Equipment purchase payable	344,404	809,039
Accrued staff costs	375,775	626,236
Customer deposits (note a)	119,972	7,302,761
Other tax payables	415,974	390,023
Accrued expenses	240,641	494,423
	$1,523,174	$9,777,102

(a)	Included $91,903 and nil deposit from CBAK Power as of December 31, 2020 and 2019, respectively.

14.	BALANCES AND TRANSACTIONS WITH RELATED PARTIES

The principal related parties with which the Company had transactions during the years presented are as follows:

Name of Entity or Individual	Relationship with the Company
CBAK Energy Technology, Inc. and subsidiaries	Shareholder (note 1)
New Era Group Zhejiang New Energy Materials Co., Ltd.	Shareholder
Shenzhen Baijun Technology Co., Ltd	Shareholder of company’s subsidiary
Zhengzhou BAK Battery Co., Ltd	Note a
Shenzhen BAK Power Battery Co., Ltd	Note a
Zhejiang New Era Zhongneng Recycling Technology Co., Ltd.	Note b

(a)	Mr. Xiangqian Li, CBAK Energy Technology, Inc’s former CEO, is a director of Zhengzhou BAK Battery Co., Ltd and Shenzhen BAK Power Battery Co., Ltd

(b)	New Era Group Zhejiang New Energy Materials Co., Ltd.is a shareholder of Zhejiang New Era Zhongneng Recycling Technology Co., Ltd., holding 27.08% equity interests.

The Company entered into the following significant related party transactions:

	For the year ended December 31, 2020	For the year ended December 31, 2019

Utilities and other expenses charged by New Era Group Zhejiang New Energy Materials Co., Ltd.	$1,719,322	$2,016,490
Utilities and rental expenses charged by Zhejiang New Era Zhongneng Recycling Technology Co., Ltd.	128,597	75,681
Purchase of materials from New Era Group Zhejiang New Energy Materials Co., Ltd.	-	47,410
Sales of materials to CBAK Energy Technology, Inc and subsidiaries	12,396,483	-
Sales of materials to Zhengzhou BAK Battery Co., Ltd	29,805,782	4,311,265
Sales of materials to Shenzhen BAK Power Battery Co., Ltd	16,922	3,854,545

The Company had the following significant related party balances:

	December 31, 2020	December 31, 2019
Due from non-controlling interest - Shenzhen Baijun Technology Co., Ltd
Current	$107,221	$215,424
Non-current	122,537	-
	229,758	215,424

In August 2018, Guangdong Hitrans and Shenzhen Baijun entered into a services contract for the provision of consultancy service to assist Guangdong Hitrans to obtain the license for recycling solid wastes with a contract sum of RMB3,000,000 ($459,517). During August and September 2018, RMB1,500,000 ($229,758) was paid to Shenzhen Baijun as deposit. In 2020, Guangdong Hitrans and Shenzhen Baijun entered into supplemental agreement to cancel the services contract and Shenzhen Baijun agreed to refund the deposit paid by four installments from 2021 throughout 2023. The amount due from Shenzhen Baijun is interest fee and RMB300,000 ($45,952) repayable by December 2020, RMB400,000 ($61,269) repayable by December 30, 2021, RMB400,000 ($61,269) repayable by December 30, 2022 and RMB400,000 ($61,268) repayable by December 30, 2023. Shenzhen Baijun repaid RMB300,000 ($ 45,952) in January 2021.

	December 31, 2020	December 31, 2019

Customers deposits – Dalian CBAK Power Battery Co., Ltd	$91,903	$-
Accounts receivable, net – Zhengzhou BAK Battery Co., Ltd	$5,178,711	$-
Accounts receivable, net – CBAK Energy Technology, Inc.	$9,272,478	$-

	December 31, 2020	December 31, 2019
Due to shareholder- New Era Group Zhejiang New Energy Materials Co., Ltd.
- Assets acquisition payables	$20,071,589	$18,819,385
- Accruals of expenses	1,349,957	769,046
	$21,421,546	$19,588,431

On August 2, 2018, New Era Group Zhejiang New Energy Materials Co., Ltd. (“New Era”) entered into an asset transfer agreement (the “Transfer Agreement”) and an addendum (the “Addendum”) with the Company. According to the Transfer Agreements, New Era would transfer the land use rights, plant and equipment, pollution discharge permit and other assets to the Company in 30 business days following the completion of the payment of RMB 201,060,400 ($30.8 million) from the Company. Subsequently, New Era, the Company and certain parties reached a settlement agreement (the “Agreement”) (note 1). Pursuant to the Agreement, the Company agreed to pay a total amount of RMB 131,039,378 ($19.1 million) to purchase land use rights, plant and equipment, pollution discharge permit and other assets from New Era.

The following table summarizes the land use rights, plant and equipment, pollution discharge permit and other assets acquired from New Era in connection with the Agreement:

USD
Property, plant and equipment net	$11,355,371
Construction in progress	81,239
Intangible assets	1,178,637
Right-of-use assets	6,429,766
Total	$19,045,013

15.	INCOME TAXES, DEFERRED TAX ASSETS AND DEFERRED TAX LIABILITIES

(a) Income taxes in the consolidated statements of comprehensive loss (income)

The Company’s provision for income taxes expenses (credit) consisted of:

	December 31, 2020	December 31, 2019
Current	$-	$481,651
Deferred tax	(386,639)	(225,622)
Income tax (credit) expense	$(386,639)	$256,029

A reconciliation of the provision (credit) for income taxes determined at the statutory income tax rate to the Company’s income taxes is as follows:

	Year ended December 31, 2020	Year ended December 31, 2019
(Loss) income before income taxes	$(369,862)	$3,950,434
Corporate income tax rate	25%	25%
Income tax (credit) expenses computed at corporate income tax rate	(92,465)	987,609
Reconciling items:
Tax effect of preferential tax rate	259,560	(148,647)
Non-taxable (income) expenses	(553,734)	(582,933)
Income tax (credit) expense	$(386,639)	$256,029

(b) Deferred tax assets and deferred tax liabilities

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 2020 and 2019 are presented below:

	December 31, 2020	December 31, 2019
Deferred tax assets
Trade accounts receivable	$953,612	$974,970
Inventories	21,575	15,361
Property, plant and equipment	300,580	147,081
Construction in progress	119,286	111,688
Intangible assets	53,884	24,865
Leased assets	-	1,693-
Prepaid land use rights	52,981	24,838
Accrued expenses and others	7,176	15,466
Net operating loss carryforwards	303,253	-
Deferred tax assets, non-current	$1,812,347	$1,315,962

Deferred tax liabilities, non-current	$-	$-

As of December 31, 2020 and 2019, the Company and subsidiary had net operating loss carry forwards of $2,021,686 (RMB13,198,780) and nil, respectively, which will expire in various years through 2030 were expected to be utilized prior to expiration considering future taxable income.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or its withholding agent. The statute of limitations extends to five years under special circumstances, which are not clearly defined. In the case of a related party transaction, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion.

The impact of an uncertain income tax positions on the income tax return must be recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes.

16.	DIVIDEND

At a meeting held on January 18, 2020, the Company declared dividend for the year ended December 31, 2018 and 2019. Dividend of $2,958,048 (RMB20,420,000) was declared and approved payment to Zhejinag Meidu Graphene Technology Co., Ltd. The dividend was paid on January 21, 2020. For the other shareholders, a total dividend of $2,480,944 (RMB17,126,452) was declared and approved on the same date which remained unpaid as of the approval date of these financial statements.

At a meeting held on March 31, 2018, the Company declared and approved a payment of dividend of $1,333,135 (RMB9,208,362) for the year ended December 31, 2017. Dividends of $533,254 (RMB3,683,345) was paid on July 12, 2018 to management shareholders and the remaining $799,881 (RMB5,525,017) was paid to New Era during the year ended December 31, 2019.

No dividends were declared for the year ended December 31, 2020.

17.	STATUTORY RESERVES

As stipulated by the relevant laws and regulations in the PRC, company established in the PRC (the “PRC subsidiary”) is required to maintain a statutory reserve made out of profit for the year based on the PRC subsidiary’ statutory financial statements which are prepared in accordance with the accounting principles generally accepted in the PRC. The amount and allocation basis are decided by the director of the PRC subsidiary annually and is not to be less than 10% of the profit for the year of the PRC subsidiary. The aggregate amount allocated to the reserves will be limited to 50% of registered capital for certain subsidiaries. Statutory reserve can be used for expanding the capital base of the PRC subsidiary by means of capitalization issue.

In addition, as a result of the relevant PRC laws and regulations which impose restriction on distribution or transfer of assets out of the PRC statutory reserve, $266,308 representing the PRC statutory reserve of the subsidiary as of December 31, 2020 and 2019, are also considered under restriction for distribution.

18.	FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value. Certain current assets and current liabilities are financial instruments. Management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and, if applicable, their current interest rates are equivalent to interest rates currently available. The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Valuation of debt products depends upon a number of factors, including prevailing interest rates for like securities, expected volatility in future interest rates, and other relevant terms of the debt. Other factors that may be considered include the borrower’s ability to adequately service its debt, the fair market value of the borrower in relation to the face amount of its outstanding debt and the quality of collateral securing the Company’s debt investments. The fair value of these debt products classified as Level 2 are established by reference to the prices quoted by respective fund administrators.

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, pledged deposits, trade accounts and bills receivable and payable, other receivables, amount due to a shareholder and other payables approximate their fair values because of the short maturity of these instruments or the rate of interest of these instruments approximate the market rate of interest.

19.	EMPLOYEE BENEFIT PLAN

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. The Company accrues for these benefits based on certain percentages of the employees’ salaries s, up to a maximum amount specified by the local government. The total employee benefits expensed as incurred were $187,099 and $251,529 for the years ended December 31, 2020 and 2019, respectively.

20.	COMMITMENTS AND CONTINGENCIES

(i) Capital commitments

As of December 31, 2020 and 2019, the Company had the following contracted capital commitments:

	December 31, 2020	December 31, 2019
For construction of buildings	$284,207	$266,476
For purchases of equipment	3,143,178	3,814,103
Capital injection	915,970	858,825
	$4,343,355	$4,939,404

(ii) Litigation

During its normal course of business, the Company may become involved in various lawsuits and legal proceedings. However, litigation is subject to inherent uncertainties, and an adverse result may arise from time to time will affect its operation. Other than the legal proceeding set forth below, the Company is currently not aware of any such legal proceedings or claims that the Company believe will have an adverse effect on the Company’s operation, financial condition or operating results.

On August 2, 2018, New Era Group Zhejiang New Energy Materials Co., Ltd. (“New Era”) entered into an asset transfer agreement (the “Transfer Agreement”) and an addendum (the “Addendum”) with Zhejiang Hitrans. According to the Transfer Agreements, New Era would transfer the land use rights, plants, equipment and other assets listed on the Transfer Agreement to Zhejiang Hitrans in 30 business days following the completion of the payment of RMB201.1 million ($30.8 million) from Zhejiang Hitrans. Furthermore, the Addendum clarified that Zhejiang Hitrans would incur a liquidated damages of RMB20.0 million ($3.1 million) and the payment of rentals of RMB7.4 million ($1.1 million) for the year of 2018 once it failed to complete its payment duty of RMB100 million ($15.3 million) by September 30, 2018, RMB71.1 million ($10.9) by December 28, 2018 and RMB30 million ($4.6 million) by January 1, 2019 and involved Zhejiang Meidu Graphene Technology Co., Ltd. (“Meidu Graphene”) as a guarantor of Zhejiang Hitrans.

On February 1, 2019, New Era filed a lawsuit against Zhejiang Hitrans, Meidu Graphene and Meidu Energy, Inc. (“Meidu”) in the Intermediate People’s Court of Shaoxing City, Zhejiang (the “Court of Shaoxing”) for failure to pay a one-time asset transfer fee and asset rentals for the year of 2018. The plaintiff sought a total amount of RMB226.6 million ($34.8 million) including an asset transfer fee of RMB201.1 million ($30.8 million), asset rental of RMB7.4 million ($1.1 million), interests of RMB95,370 ($14,627) accrued on the rental, utilities charges of RMB17.8 million ($2.7 million) and a property preservation fee of RMB207,400 ($0.1 million) from Zhejiang Hitrans (the foregoing, together with applicable interests, the “Hitrans liability”), and an additional RMB20 million ($3.1 million) from Meidu as liquidated damages (including interest accrued thereon). The plaintiff claimed that each of Meidu Graphene and Meidu shall be jointly liable for the Hitrans liability. On March 4, 2019, the Court of Shaoxing ordered to freeze certain assets of Meidu Graphene and Meidu, including a total of RMB252.5 million ($38.7 million) of bank deposits (the “cash asset”), the equity interests held by Meidu in its subsidiaries and Meidu Graphene’s equity interests in Hitrans, for the purpose of property preservation. On March 21, 2019, the Court of Shaoxing unfroze most of cash asset and Meidu’s equity interest in Deqing Meidu Micro-loan Company Limited (“Deqing Meidu”) after Meidu’s appeal on March 15, 2019. On May 7, 2019, New Era appealed the court decision and requested to resume the freezing of assets. On May 23, 2019, the Court of Shaoxing ruled that Zhejiang Hitrans should pay New Era RMB219.1 million ($33.6 million), for which Meidu Graphene and Meidu should bear joint liability, and in addition, Meidu should pay RMB20 million ($3.1 million) of liquidated damages to New Era (the “Judgment”). On June 25, 2019, the Court of Shaoxing upheld its decision on the unfreezing of the cash asset, but ruled to resume the freezing of Meidu’s equity interests in Deqing Meidu (the “asset freezing”). On June 27, 2019, Meidu appealed the judgment in the High People’s Court of Zhejiang Province (the “Court of Zhejiang”). On September 24, 2019, the Court of Zhejiang dismissed the appeal and affirmed the original Judgment issued by the Court of Shaoxing.

On March 30, 2021, Zhejiang Hitrans filed a lawsuit against Meidu Graphene and Meidu in the Court of Shaoxing for failure to contribute RMB85 million ($13.03 million) to Zhejiang Hitrans per the Capital Injection Agreement, which 10% (RMB8.5 million or $1.3 million) as registered capital and 90% (RMB76.5 million or $11.73 million) as additional capital contribution and to provide RMB560 million ($85.9 million) financing to Zhejiang Hitrans. Zhejiang Hitrans claimed that the failure of capital injection and financing by Meidu Graphene resulted in the Hitrans liability to New Era. Zhejinag Hitrans sought a total amount of RMB112.3 million ($17.2 million), including the unpaid registered capital and additional capital contribution of RMB85 million ($13.03 million), interests of RMB10.8 million ($1.7 million) accrued on the unpaid registered capital and additional capital contribution and a compensation of RMB16.5 million ($2.5 million) to offset Zhejiang Hitrans’s loss, for which Meidu Graphene and Meidu should bear joint liability. The Court of Shaoxing mediated between Zhejiang Hitrans, Meidu Graphene and Meidu. Each party agreed that Meidu Graphene would complete the capital injection of RMB85 million ($13.03 million) on or before May 31 (the “Capital Injection”), 2025. Meidu Graphene would pay RMB500,000 ($76,687) to Zhejiang Hitrans as liquidated damages on or before September 30, 2021. Upto the report date, Zhejiang Hitrans had not yet received any payments as liquidated damages from Meidu Graphene.

On July 14, 2021, New Era, Zhejiang Hitrans, Meidu Graphene, Meidu, Zhejiang New Era Zhongneng Recycling Technology Co., Ltd. (“Zhongneng”), Dalian CBAK Power Co., Ltd (“CBAK Power”), Junnan Ye and Hangzhou Juzhong Daxin Asset Management Co., Ltd. reached a settlement agreement (the “Agreement”). Pursuant to the Agreement, CBAK Power agreed to acquire 81.56% registered equity interests (or currently 75.57% of paid-up capital) of Zhejiang Hitrans (the “Acquisition”) while Zhongneng agreed to pay a total amount of RMB78.2 million ($12.0 million) to purchase part of the land use right under the Transfer Agreement from New Era, and as a result, Zhejiang Hitrans was obligated to pay the remaining RMB131.0 million ($20.1 million) of land use rights, plants, equipment, sewage discharge permit and other assets under the Transfer Agreement (the “Assets”) to New Era. For purpose of the Acquisition, CBAK Power lent Zhejiang Hitrans RMB131.0 million ($20.1 million) (the “Hitrans Loan”) by remitting RMB131.0 million ($20.1 million) into the account of Court of Shaoxing to remove the freeze on Meidu Graphene’s 60% registered equity interests (including 54.39% of paid-up capital) in Zhejiang Hitrans. Meidu Graphene agreed to pay a total of RMB 7 million ($1 million) as liquidated damages to New Era. As of August 2, 2021, CBAK Power had completed the payment of RMB 131.0 million ($20.1 million). As of November 26, 2021, Zhejiang Hitrans obtained title to the Assets. Upon the closing of the Acquisition, CBAK Power became the largest shareholder of Zhejiang Hitrans and holding 81.56% registered equity interests (representing 75.57% of paid-up capital of the Company) of Zhejiang Hitrans. Meidu Graphene was no longer obligated to complete the Capital Injection.

21.	CONCENTRATIONS AND CREDIT RISK

(a)	Concentrations

The Company had the following customers that individually comprised 10% or more of net revenue for the years ended December 31, 2020 and 2019:

	Year ended		Year ended
	December 31, 2020		December 31, 2019
Sales of finished goods and raw materials
Zhengzhou BAK Battery Co., Ltd (note 14)	$29,805,782	35%	$	*	*
Customer A	9,211,519	11%		66,164,162	57%
Customer B	8,427,808	10%		*	*
CBAK Energy Technology, Inc & subsidiaries (note 14)	12,396,483	15%		*	*

*	Comprised less than 10% of net revenue for the respective period.

The Company had the following customers that individually comprised 10% or more of net accounts receivable (including VAT) as of December 31, 2020 and 2019:

	December 31, 2020		December 31, 2019
Zhengzhou BAK Battery Co., Ltd (note 14)	$5,178,711	32%	$4,068,559	41%
CBAK Energy Technology, Inc (note 14)	9,272,478	57%	*
Customer C	*	*	2,504,044	24%
Customer D	*	*	1,032,230	10%

*	Comprised less than 10% of net accounts receivable for the respective period.

The Company had the following suppliers that individually comprised 10% or more of net purchase for the years ended December 31, 2020 and 2019 as follows:

	Year ended December 31, 2020		Year ended December 31, 2019
Supplier A	$23,512,704	31%	$32,533,934	31%
Supplier B	11,113,784	15%	19,086,746	18%
Supplier C	*	*	10,095,740	10%

*	Comprised less than 10% of net purchase for the respective period.

The Company had the following suppliers that individually comprised 10% or more of accounts payable as of December 31, 2020 and 2019:

	December 31, 2020		December 31, 2019
Supplier A	$3,901,588	24%	$1,986,709	21%
Supplier B	2,991,103	18%	3,143,973	33%
Supplier D	3,522,965	21%	*	*
Supplier E	*	*	1,534,452	16%

*	Comprised less than 10% of accounts payable for the respective period.

(b)	Credit Risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents and pledged deposits. As of December 31, 2020 and 2019, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality.

For the credit risk related to trade accounts receivable, the Company performs ongoing credit evaluations of its customers and, if necessary, maintains reserves for potential credit losses.

22.	SEGMENT INFORMATION

The Company used to engage in one business segment, the manufacture, commercialization and distribution of a wide variety of standard and customized materials for use in manufacturing of lithium battery cell. The Company manufactured cathode materials and Precursor for use in manufacturing of cathode. Net revenues for the years ended December 31, 2020 and 2019 were as follows:

Net revenues by product:

	Year ended	Year ended
	December 31, 2020	December 31, 2019
Cathode	$55,668,536	$77,331,755
Precursor	28,545,245	35,367,393
Raw materials	270,491	3,433,218
Total	$84,484,272	$116,132,366

Substantially all of the Company’s revenues are generated in the PRC.

Substantially all of the Company’s long-lived assets are located in the PRC.

23.	SUBSEQUENT EVENT

On April 1, 2021, Dalian CBAK Power Battery Co., Ltd (“CBAK Power”) entered into a framework investment agreement (the “Letter of Intent”) with Hangzhou Juzhong Daxin Asset Management Co., Ltd.(“Juzhong Daxin”) for a potential acquisition of Zhejiang Hitrans. Juzhong Daxin is the trustee of 85% of registered equity interests (representing 78.95% of paid-up capital) of Zhejiang Hitrans and has the voting right over the 85% equity interest whereas New Era act as the trustee of the right to dividend over the 78.95% of paid up capital. CBAK Power paid $3.10 million (RMB20,000,000) to Juzhong Daxin as a security deposit. Juzhong Daxin is entitled to certain commissions and fees pursuant to the Letter of Intent for facilitating the Acquisition which amounts have not been finalized as of the closing of the Acquisition.

On July 20, 2021, CBAK Power entered into a framework agreement with Juzhong Daxin, Zhejiang Hitrans and a few individuals relating to CBAK Power’s investment in the Company, pursuant to which CBAK Power will acquire ultimately 81.56% registered equity interests (or currently 75.57% of paid-up capital) of the Company (“the Acquisition”). Under the Acquisition Agreement, CBAK Power will acquire 60% registered equity interests (representing 54.39% of paid-up capital) of Zhejiang Hitrans from Meidu Graphene valued at RMB118 million ($18.30 million) and 21.56% registered equity interests (representing 21.18% of paid-up capital) of the Company from Hitrans’s management shareholders valued at approximately RMB40.74 million ($6.32 million). Two individuals among Zhejiang Hitrans management shareholders, including Zhejiang Hitrans’s CEO, Mr. Wu Haijun, will keep 2.50% of registered equity interests (representing 2.46% of paid-up capital) of Zhejiang Hitrans and New Era will continue to hold 15% registered equity interests (representing 21.05% of paid-up capital) of Zhejiang Hitrans after the acquisition.

As of the date of the Acquisition Agreement, the 25% registered equity interests of Zhejiang Hitrans held by Management Shareholders was frozen as a result of a litigation arising from the default by Management Shareholders on debts borrowed from Zhejiang Meidu Pawn Co., Ltd. (“Pawn Co.”) whereby the 25% registered equity interests (representing 24.56% of paid-up capital) of the Company was pledged as collateral. Mr. Junnan Ye (“Mr. Ye”), acting as an intermediary, will first acquire 22.5% registered equity interests (representing 22.11% of paid-up capital) of the Company, free of any encumbrances, from Management Shareholders. Pursuant to the Acquisition Agreement, within five days of CBAK Power’s obtaining 21.56% registered equity interests (representing 21.18% of paid-up capital) of the Company from Mr. Ye, CBAK Power will pay approximately RMB40.74 million ($6.32 million) in cash, which amount shall be used toward the repayment of debts due to Pawn Co. On July 23, 2021, CBAK Power paid RMB40.74 million (approximately $6.32 million) in cash to Mr. Ye.

In addition, as of the date of the Acquisition Agreement, Meidu Graphene’s 60% registered equity interests (representing 54.39% of paid-up capital) of the Company was frozen as a result of a litigation arising from Zhejiang Hitrans’s failure to make payments to New Era in connection with the purchase of land use rights, plants, equipment, pollution discharge permit and other assets (the “Assets”) under certain asset transfer agreements as well as Meidu Graphene’s guarantee for Zhejiang Hitrans’s payment obligations thereunder.

As a part of the transaction, CBAK Power entered into a loan agreement with Zhejiang Hitrans to lend Zhejiang Hitrans approximately RMB131 million ($20.3219.1 million) (the “Hitrans Loan”) by remitting approximately RMB131 million ($20.3219.1 million) into the account of Shaoxing Intermediate People’s Court (the “Court”) to remove the freeze on Meidu Graphene’s 60% registered equity interests (representing 54.39% of paid-up capital) of the Company. Moreover, Juzhong Daxin will return RMB10 million ($$1.6 million) of the security deposit to CBAK Power before CBAK Power wires approximately RMB131 million ($20.3219.1 million) to the Court. Juzhong Daxin will retain RMB5 million ($0.78 million) as commission for facilitating the acquisition and RMB5 million ($0.78 million) will recognized as compensation expense to another potential buyer. On July 27, 2021, Juzhong Daxin returned RMB7 million ($1.1 million) of the security deposit to CBAK Power.

CBAK Power shall pay all other fees due to Juzhong Daxin in accordance with the Letter of Intent. According to the Acquisition Agreement, Mr. Ye will first acquire 60% registered equity interests (representing 54.39% of paid-up capital) of the Company, free of any encumbrances, from Meidu Graphene. Thereafter, CBAK Power will assign RMB118 million ($18.30 million) of the Zhejiang Hitrans Loan to Mr. Junnan Ye as consideration for the acquisition of 60% registered equity interests (representing 54.39% of paid-up capital) of the Company from Mr. Ye (the “Assignment”). Zhejiang Hitrans shall repay RMB118 million ($18.27 million) to Mr. Ye in accordance with a separate loan repayment agreement (the “Loan Repayment Agreement”) entered into among Mr. Ye, Zhejiang Hitrans, CBAK Power and Mr. Wu in July 2021. Under the Loan Repayment Agreement, Zhejiang Hitrans shall repay Mr. Ye at least RMB70 million ($10.86 million) within two months of obtaining the title to the Assets from New Era and the remaining RMB 48 million ($7.41 million) by December 31, 2021, with a fixed interest of RMB3.5 million ($0.54 million) which can be reduced by up to RMB1 million ($0.15 million) if the loan is settled before its due date. CBAK Power provides guarantee to Mr. Ye on Zhejiang Hitrans’s repayment obligations under the Loan Repayment Agreement. Hitrans shall repay the remaining approximately RMB13 million ($2.02 million) of the Hitrans Loan to CBAK Power at an interest rate of 6% per annum, maturing in one year from the date of the Assignment. As of January 29, 2022, Zhejiang Hitrans has repaid all the loan principals of RMB118 million ($18.3 million) and interests of RMB3.5 million ($ 0.54 million) to Mr. Ye.

As of the date of this report, the transfer of 81.56% registered equity interests (representing 75.57% of paid-up capital) of Zhejiang Hitrans to CBAK Power has been registered with the local government. The Acquisition was completed on November 26, 2021. Upon the closing of the Acquisition, CBAK Power became the largest shareholder of Zhejiang Hitrans holding 81.56% of the Company’s registered equity interests (representing 75.57% of paid-up capital of the Company). As required by applicable Chinese laws, CBAK Power and Management Shareholders are obliged to make capital contributions of RMB11.1 million ($1.7 million) and RMB0.4 million ($0.06 million), respectively, for the unpaid portion of Zhejiang Hitrans’s registered capital in accordance with the articles of association of Zhejiang Hitrans.

On November 22, 2021, the Company obtained banking facilities from Bank of Communications Ltd totaled RMB40 million (approximately $6.2 million) for a term until November 19, 2022,  bearing interest rate 4.35% per annum. On November 30, 2021, the Company obtained another banking facilities from Bank of Communications Ltd totaled RMB16 million (approximately $2.5 million) for a term until November 29, 2022, bearing interest rate .35% per annum. Further on February 28, 2022, the Company obtained banking facilities from Bank of Communications Ltd totaled RMB7 million (approximately $1.1 million) for a term until February 28, 2022 bearing interest rate 4.35% per annum. The facilities were secured by the Company’s land use right and buildings.